Exhibit 10.9

February 15, 2011

Mr. John Kaelle

Offer of Employment by Marin Software Incorporated

Dear John:

I am very pleased to confirm our offer to you of employment with Marin Software Incorporated (the “Company”) in the position of Executive Vice President and Chief Financial Officer. In this position you will report to me in my role as Chief Executive Officer of the Company. Your start date shall be as you and I mutually agree. I ask that you decide to accept our offer on or before February 16, 2011. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Salary. Your starting salary will be at the annualized rate of $225,000 (less normal payroll deductions and withholdings). Your base salary shall be reviewed on an annual basis. In addition, you shall be eligible for an annual performance-based bonus. For 2011, your on-target bonus shall be $67,500 based on your attainment of mutually agreed business goals that we put in place by June 30, 2011, prorated for your months of actual employment in 2011. For bonuses in subsequent years, we shall put in place mutually agreed business goals by March 31 of each respective year. To the extent earned, your annual bonus will be payable in the first payroll date of the following fiscal year provided you are continuously employed with the Company through such payment date. For example, assuming continuous employment with the Company, your 2011 bonus to the extent earned would be payable on the first payroll date in 2012 (i.e., January 2012).

2. Benefits. In addition, you will be eligible to participate in regular health, vision and dental insurance, 401(k), and other employee benefit plans established by the Company for its employees from time to time. Except as expressly provided herein, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future. The Company agrees to provide you with 20 days per year of paid time off (PTO) in addition to regular Company holidays. The Company also reimburses 50% of monthly parking expenses if you choose to drive to work or 50% of monthly commuting expenses if you do not drive (bus, train or ferry expenses as the case may be). In addition, the Company will reimburse you for the business use of your cell phone or other similar device including data service as well as all other agreed business expenses.

3. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You

Mr. John Kaelle

February 15, 2011

represent that your signing of this offer letter and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

4. Severance.

If your employment by the Company is Terminated without Cause (as defined below) you will be eligible to receive the following severance benefits (subject to the conditions below):

(1) a severance payment in the amount equal to six (6) months of your final base pay rate, and less applicable withholding taxes and regular deductions (“Severance”);

(2) the post-termination exercise period for your Company stock options will be extended from three (3) months to twelve (12) months following your termination date; and

(3) if you are covered under the Company’s group health plan as of the termination date and timely elect to continue your group coverage under COBRA, the Company will reimburse you upon submission of written proof of premium payment for up to six (6) months of the applicable COBRA premiums as COBRA is provided in accordance with the terms of the applicable plans and the law, beginning on the first of the month following the Company’s receipt of your COBRA election notice and ending on the earlier of (i) the date you become covered under another group or individual health plan, or (ii) the last day of the six-month period described above. You will be solely responsible for making your premium payments pursuant to COBRA in order to maintain such coverage, and the Company shall not be responsible for making any direct payments to any health care or insurance provider on your behalf.

Your receipt of the foregoing severance benefits is conditioned on you having first executed, and not revoked, a non-disparagement agreement and general release of claims in favor of the Company (in a form prescribed by the Company) (“Release”) and the return of all Company property. The Severance will be paid in six (6) equal monthly installments in accordance with the Company’s standard payroll procedures, commencing on the sixtieth (60th) day following your “separation from service,” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (subject to a six-month delay if you are a “specified employee” as defined under the Treasury Regulations under Section 409A of the Code and such delay is required to avoid the penalty taxes that otherwise may be imposed by Section 409A of the Code), provided the Release is effective at such time and the first Severance installment payment shall include all amounts accrued up to the date of the first installment payment. For purposes of this letter, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). To the extent that any provision of this letter is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. Payments pursuant to this letter are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no

Mr. John Kaelle

February 15, 2011

event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

5. Options.

(a) We will recommend to the Board of Directors of the Company that you be granted, under the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”), an option to purchase that number of shares equal to 1.0% of the Company’s fully diluted capitalization immediately following the earlier of (i) the closing of the Company’s next preferred stock financing (which is anticipated to involve the offer and sale of Series E Preferred Stock of the Company), or (ii) August 15, 2011 (the “Shares”), with an exercise price equal to the fair market value of the Company’s Common Stock as determined by the Board of Directors on the date of grant, which is expected to be following the receipt of a current valuation of the Company’s Common Stock after the closing of the above financing. The Shares subject to the option will, for so long as you remain continuously employed by the Company, become vested according to the following four-year schedule (subject to adjustment as described below); (i) 25.0% of the shares will be vested as of one year from your employment start date (the “First Vesting Date”); and (ii) thereafter at the end of each full succeeding calendar month, 2.0833% of the total shares will become vested.

(b) Stock Option Agreements. Following approval by the Board of Directors of the above option, the Company will provide you with a stock option agreement, which will govern the terms of the option. Subject to approval of the Board of Directors, the Company’s standard stock option agreement shall be amended to provide you with certain Change of Control benefits as described below. For avoidance of doubt, this language shall be incorporated into your stock option agreement and is as follows:

Change of Control Benefits. In the event that, within twelve (12) months following the closing of a Change of Control (as defined below), your continuous status as an employee of the Company is Terminated without Cause or is Constructively Terminated (as defined below), and conditioned on you having first executed, and not revoked, a Release, the vesting of fifty percent (50%) of your unvested stock options (including the Shares) shall immediately accelerate as of the effectiveness of such termination and (2) you shall receive the Severance in accordance with paragraph 4 above.

For purposes of this letter, a “Change of Control” means a (i) consolidation, reorganization or merger of the Company with or into any other entity or entities in which the holders of the Company’s outstanding shares immediately before such consolidation, reorganization or merger do not, immediately after such consolidation, reorganization or merger, retain stock or other ownership interests representing a majority of the voting power of the surviving entity or entities as a result of their shareholdings in the Company immediately before such consolidation, reorganization or merger; or (ii) a sale of all or substantially all of the Company’s assets that is followed by a distribution of the proceeds to the Company’s stockholders.

For purposes of this letter, your employment by the Company or any successor entity to the Company shall be deemed to have been “Terminated without Cause” in the event that your employment by the Company or any such successor entity is terminated other than by you for

Mr. John Kaelle

February 15, 2011

any reason other than any one or more of the following reasons: (i) your continued refusal or material failure to perform your material duties reasonably expected of you in connection with your arrangement to provide services to the Company or any parent, subsidiary or successor entity to the Company, as applicable, after you are given notice and a reasonable opportunity to cure (not to exceed 15 days); (ii) unprofessional, unethical or fraudulent conduct or conduct that materially discredits Company or any parent, subsidiary or successor entity to the Company, as applicable, or is materially detrimental to the reputation, character or standing of Company or any parent, subsidiary or successor entity to the Company, as applicable; (iii) dishonest conduct with respect to a material matter, or a deliberate attempt to do an injury to Company or any parent, subsidiary or successor entity to the Company, as applicable; (iv) your material breach of any material term of this letter or any other agreement between you and the Company or any parent, subsidiary or successor entity to the Company, as applicable; (v) a criminal act which would reflect badly on Company or any parent, subsidiary or successor entity to the Company, as applicable; or (vi) your death or total disability (for these purposes you shall be deemed totally disabled if, in the judgment of a licensed physician, you are physically or mentally incapacitated or disabled or otherwise unable to fully discharge your duties as a service provider to the Company or any parent, subsidiary or successor entity to the Company, as applicable, for a period of 90 consecutive days or for 90 days in any 180 calendar day period).

For purposes of this letter, your employment by the Company or any successor entity to the Company shall be deemed to have been “Constructively Terminated” in the event that your employment by the Company or any such successor entity is terminated by you within 30 days of and for any one or more of the following reasons: (a) a material reduction in your annual compensation, including base salary and bonus, unless (i) you consent thereto in your discretion, or (ii) the minimum annual salaries of all Company executive officers are similarly reduced; (b) a material reduction in your responsibilities not agreed to by you; (c) the failure by the Company or any successor entity to the Company to comply in any material respect with any material term of this letter or (d) a requirement that you relocate your primary workplace to an office more than 45 miles from the Company’s current headquarters, provided, however, in the event of the occurrence of a condition listed above constituting Constructively Terminated, you must provide notice to the Company within ninety (90) days of the occurrence of such condition listed above and allow the Company thirty (30) day in which to cure such condition. Additionally, in the event the Company fails to cure the Constructively Terminated condition within the cure period provided, you must terminate employment with the Company within thirty (30) days of the end of the cure period.

(c) Board Approval Required. The grant by the Company of the stock option specified above is subject to the Board of Directors’ approval, and the references to the recommendation for such approval is not a promise of compensation and, prior to such approval, is not intended to create an obligation on the part of the Company.

6. At Will Employment. While we look forward to a profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment or other relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. You should regard any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you

Mr. John Kaelle

February 15, 2011

of continuing employment or service for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and an authorized officer of the Company (other than you), and approved by the Company’s Board of Directors.

7. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

8. Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this letter or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, San Francisco County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this letter in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In addition to any other award, the arbitrator shall award the prevailing party attorneys’ fees, costs and arbitration costs, incurred by the prevailing party as a result of the arbitration.

9. Successors, Binding Agreement. This letter shall not automatically be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this letter shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this letter in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10. Miscellaneous. This letter shall be construed and enforced in accordance with the laws of the State of California without giving effect to California’s choice of law rules. No waiver of any term of this letter constitutes a waiver of any other term of this letter. This letter may be amended only in writing by an agreement specifically referencing this letter which is signed by both you and the Company. In the event that a court or other trier of fact invalidates one or more terms of this letter, all the other terms of this letter shall remain valid and enforceable.

Mr. John Kaelle

February 15, 2011

11. Acceptance. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to email me or to call me at (415) 399-2585 (or my mobile at (415) 828-1010 including any time over the weekend).

John, we look forward to your joining Marin’s leadership team.

Very truly yours,

/s/ Christopher Lien
Christopher Lien, Founder and CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ John Kaelle
John Kaelle	Date signed: 2/15/11